Exhibit 99.1

Contact:

Denise Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS APPOINTS DR. DAVID R. PARKINSON TO BOARD OF DIRECTORS

REDWOOD CITY, CA – May 12, 2010 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced that the Company has appointed Dr. David R. Parkinson to its board of directors. Dr. Parkinson will serve as a member of the Nominating and Governance Committee.

“Advancing TH-302 clinical development and securing a partnership are our highest priorities right now,” said Barry Selick, Threshold’s chief executive officer. “David is a strategic thinker with a track record of developing extremely successful cancer therapeutics that have delivered impressive shareholder value. He also understands how large pharma and biotech companies think and what they are seeking in partnerships with companies like Threshold. As such, he is going to be an excellent addition to an already strong team.”

Dr. Parkinson is the president and CEO of Nodality, a South San Francisco-based biotechnology company. Prior to 2007, Dr. Parkinson was senior vice president, Oncology Research and Development at Biogen Idec. At Biogen Idec he oversaw all oncology discovery research efforts and the development of the oncology pipeline. Previously he had served as vice president, Oncology Development, at Amgen and vice president, Global Clinical Oncology Development at Novartis. During his tenures at Amgen and Novartis, Dr. Parkinson was responsible for clinical development activities leading to a series of successful global drug registrations for important cancer therapeutics, including Gleevec, Femara, Zometa, Kepivance, and Vectibix. Dr. Parkinson worked at the National Cancer Institute from 1990 to 1997, serving as chief of the Investigational Drug Branch, then as acting associate director of the Cancer Therapy Evaluation Program, before leaving for Novartis. He has also held academic positions at the M.D. Anderson Cancer Center, University of Texas and New England Medical Center of Tufts University School of Medicine.

Dr. Parkinson received his M.D. as gold medalist from the University of Toronto Faculty of Medicine in 1977, with Internal Medicine and Hematology/Oncology training in Montreal at McGill University and in Boston at New England Medical Center. Dr. Parkinson is a past chairman of the Food & Drug Administration (FDA) Biologics Advisory Committee and is a recipient of the FDA’s Cody Medal. He is a past president of the International Society of Biological Therapy, and past editor of the Journal of Immunotherapy. He currently serves on the National Cancer Policy Forum of the Institute of Medicine. He has recently completed a term as

1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com a member of the FDA’s Science Board as well as a term on the Board of Directors of the American Association of Cancer Research (AACR). He continues to serve as Chairman of the AACR Finance Committee. He also served on the Board of Directors of Facet Biotech, whose acquisition by Abbott Pharmaceuticals was finalized in April this year.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting the tumor microenvironment. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential benefits and development plans of TH-302 as well as the Company’s ability to secure a partner for the drug. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to enroll and complete its current and anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, the possibility that results from these trials will not be confirmed by additional data or in trials with larger numbers of patients, potential adverse side effects, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on May 6, 2010 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” Threshold does not intend to update any forward-looking statement made in this news release.

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1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com